CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated October 27, 2020 on the financial statements and financial highlights of Preserver Alternative Opportunities Fund, a series of the Capitol Series Trust, included in the Annual Report to Shareholders for the fiscal year ended August 31, 2020, in Post-Effective Amendment Number 104 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 333-191495), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

December 29, 2020